Exhibit 10.2

Lake Sunapee Bank Group

Named Executive Officer Incentive Plan

2016 Goals

Goal	Weight	12/31/2015	Threshold	Target	Superior
1) Net Income	40%	$9,029,000	$9,200,000 to $9,500,000	$9,500,001 to $10,000,000	$10,000,001+

		Factor Available:	1.000%	2.000%	4.000%

2) Gross Loan Growth	20%	$1,222,108,000	+$30 million ($1,252,000,000+)	+$40 million ($1,262,000,000+)	+$60 million ($1,322,000,000+)

		Factor Available:	0.50%	1.00%	2.00%

3) Asset Quality	15%	0.49%	NPL/Loans < 1%	NPL/Loans < .50%	NPL/Loans < .35%

		Factor Available:	0.38%	0.75%	1.50%

4) Deposit Growth	15%	$1,157,352,000	Increase of less than 4%	+4% Growth (>$1,203,645,000)	+5% Growth (>$1,215,220,000)

		Factor Available:	0.38%	0.75%	1.50%

5) Individual Goals	10%	Factor Available:	0.25%	0.500%	1.000%

Totals	100%	Total Factor Available:	Maximum Threshold 2.50%	Maximum Target 5.00%	Maximum Superior 10.00%

*	In order to activate the plan, the Threshold levels for Goals #1 and #5 must be obtained, and acceptable regulatory ratings maintained.
1)	Net income: Consolidated Net Income, as reported in SEC Filings, including impact of incentive expense and all discretionary bonuses.
2)	Gross Loan Growth: Growth of gross loans held in portfolio, as disclosed in SEC Filings, at 12/31/16 compared to gross loans held in portfolio at 12/31/15, as disclosed in SEC Filings.
3)	Asset Quality is calculated by dividing the amount of Non-Performing Loans (NPL) to total loans at 12/31/16.
4)	Deposit growth: Percent of growth comparing deposits, as disclosed in SEC Filings, at 12/31/16 compared deposits at 12/31/15, as disclosed in SEC Filings.
5)	Three individual goals per Executive, with satisfactory completion (as determined by Executive’s respective reporting authority) of 1 of 3 necessary for Threshold; 2 of 3 for Target; and 3 of 3 for Superior.